UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K
Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2003

Commission File Number	Exact name of registrant as specified in its charter and principal office address and telephone number	State of Incorporation	I.R.S. Employer I.D. Number

1-16163	WGL Holdings, Inc.	Virginia	52-2210912
1100 H Street, N.W.
Washington, D.C. 20080
(703) 750-2000

0-49807	Washington Gas Light Company	District of	53-0162882
	1100 H Street, N.W.	Columbia
	Washington, D.C. 20080	and Virginia
(703) 750-4440

Former name or former address, if changed since last report:           None

ITEM 5. OTHER EVENTS

District of Columbia Regulatory Matters

On February 27, 2003, Washington Gas Light Company (the Company), a wholly owned subsidiary of WGL Holdings, Inc., received a Tolling Order (Order) from the Public Service Commission of the District of Columbia (PSC of DC). The Order extends the time to March 31, 2003 for the PSC of DC to issue a ruling on the reconsideration applications of the Company, the Office of the People’s Counsel, and the Apartment and Office Building Association of Metropolitan Washington. This proceeding arises from the PSC of DC’s investigation into the reasonableness of the Company’s existing rates and charges for gas service as well as a ruling of the Company’s application to increase its existing rates and charges.

Virginia Regulatory Matters

As previously reported, on June 14, 2002, Washington Gas filed with the State Corporation Commission of Virginia (SCC of VA) an application to increase annual revenues in Virginia. The Shenandoah Gas Division of Washington Gas is included in the filing. The request seeks to increase overall annual revenues by approximately $23.8 million. Washington Gas is requesting an overall rate of return of 9.26 percent and a return on common equity of 12.25 percent versus its current return on common equity of 11.50 percent for Washington Gas and 10.70 percent for Shenandoah Gas.

Under the regulations of the SCC of VA, Washington Gas placed the requested revenue increase into effect on November 12, 2002, subject to refund based upon the SCC of VA’s final decision in the proceeding.

On November 15, 2002, the Staff of the SCC of VA (Staff) filed testimony in this proceeding in response to Washington Gas’ presentation. The Staff recommended that Washington Gas’ revenues are sufficient and do not need to be revised, but recommended that operating revenues for the Shenandoah Gas Division be decreased by $1.4 million. The Staff’s estimate of the cost of equity for Washington Gas, including the Shenandoah Division, is a range between 9.50 percent and 10.50 percent.

Washington Gas filed rebuttal testimony and hearings were held in December 2002.

On January 30, 2003, the Staff filed a motion requesting acceptance of the Staff’s comments and accompanying schedules that reflected revisions to the Staff’s original position. Based on its review of additional financial data and actuarial studies, the Staff supports the pension and Other Post Employee Benefits (OPEB) costs requested by Washington Gas and supported by the actuarial studies. After appropriate revisions to reflect the Company’s proposed pension and OPEB costs, the Staff now supports an operating revenue increase of $5.0 million for Washington Gas and an operating revenue reduction of $1.2 million for the Shenandoah Division.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this Report to be signed on their behalf by the undersigned hereunto duly authorized.

WGL Holdings, Inc.
and
Washington Gas Light Company
(Registrants)

Date March 3, 2003	/s/ Mark P. O’Flynn

Mark P. O’Flynn
Controller
(Principal Accounting Officer)